Exhibit 99.4

Execution Copy

INVESTOR RIGHTS AGREEMENT

HEBEI IRON & STEEL GROUP CO., LTD.

and

ALDERON IRON ORE CORP.

August 31, 2012

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Defined Terms	2
1.2	Rules of Construction	5
1.3	Entire Agreement	6
1.4	Time of Essence	6
1.5	Governing Law and Submission to Jurisdiction	6
1.6	Severability	7
1.7	Calculation of Outstanding Common Shares	7

ARTICLE 2
REGISTRATION RIGHTS

2.1	Demand Registrations	7
2.2	Request	9
2.3	Piggyback Registrations	9
2.4	Registration Expenses	10
2.5	Expiry of Registration Rights	10

ARTICLE 3
REGISTRATION PROCEDURES

3.1	Procedures	10
3.2	Due Diligence	12
3.3	Indemnification	12

ARTICLE 4
BOARD OF DIRECTORS

4.1	Board of Directors Nominees	12
4.2	Management to Endorse and Vote	13
4.3	Directors’ Liability Insurance	13

ARTICLE 5
PARTICIPATION RIGHT
5.1	Notice of Issuances	13
5.2	Grant of Participation Right	14
5.3	Exercise Notice	14
5.4	Issuance of Participation Right Offered Securities	14
5.5	Closing of Private Placement	15
5.6	Issuances Not Subject to Participation Rights	15

ARTICLE 6
COVENANTS

6.1	Information Rights	16

- i -

6.2	Reporting Issuer Status and Listing of Common Shares	16
6.3	Priority of Registration Rights	16
6.4	Approval of the Investor	16
6.5	Contractual Hold for Subscription Shares	17

ARTICLE 7
MISCELLANEOUS

7.1	Notices	17
7.2	Amendments and Waivers	19
7.3	Assignment	19
7.4	Successors and Assigns	19
7.5	Expenses	19
7.6	Further Assurances	20
7.7	Right to Injuctive Relief	20
7.8	Counterparts	20

- ii -

INVESTOR RIGHTS AGREEMENT

                    THIS AGREEMENT made the 31st day of August, 2012,

BETWEEN:

HEBEI IRON & STEEL GROUP CO., LTD., a company existing under the laws of the People’s Republic of China,

(hereinafter referred to as “Hebei”),

- and -

HBIS INTERNATIONAL HOLDING (LUXEMBOURG) CO. S.À R.L., a company existing under the laws of Luxembourg,

(hereinafter referred to as “Hebei Holdings”),

- and -

ALDERON IRON ORE CORP., a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as the “Company”).

                    WHEREAS the Company and Hebei have entered into a subscription agreement dated April 13, 2012 (as amended, the “Subscription Agreement”), pursuant to which the Company agreed to issue to Hebei such number of common shares in the capital of the Company representing 19.9% of the issued and outstanding common shares, after giving effect to such issuance (the “Subscription Shares”);

                    AND WHEREAS as a condition of Hebei’s agreement to complete the subscription pursuant to the Subscription Agreement, the Company has agreed to grant certain rights set out herein to the Investor (as hereinafter defined), on the terms and subject to the conditions set out herein;

                    AND WHEREAS the Subscription Shares will be registered in the name of Hebei Holdings, an indirect wholly-owned subsidiary of Hebei;

                    NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

                    For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Business Corporations Act (Ontario);

“Affiliate” has the meaning ascribed to such term in the Act, as in effect on the date of this Agreement;

“Board” means the board of directors of the Company;

“Business Day” means any day, other than (a) a Saturday, Sunday or statutory holiday in the Province of Ontario or the People’s Republic of China and (b) a day on which banks are generally closed in the Province of Ontario or the People’s Republic of China;

“Canadian Securities Acts” means the applicable securities legislation of each of the provinces and territories of Canada and all published regulations, policy statements, orders, rules, instruments, rulings and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

“Canadian Securities Commissions” means the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada;

“Common Shares” means common shares in the capital of the Company issued and outstanding from time to time and includes any common shares that may be issued hereafter;

“Demand Registration” shall have the meaning set out in Section 2.1(a);

“Dilutive Event” shall have the meaning set out in Section 5.6;

“Exercise Notice” shall have the meaning set out in Section 5.3;

“Governmental Entity” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities and stock exchange;

“Investor” means Hebei or Hebei Holdings, as applicable;

“Investor Nominee” shall have the meaning set out in Section 4.1(a);

“Issuance” shall have the meaning set out in Section 5.1;

“Laws” means any and all federal, state, provincial, regional, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, proclamations, directives, codes, edicts, Orders, rules, regulations, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

“Material Adverse Effect” shall have the meaning given to such term in the Subscription Agreement;

“Notice Period” shall have the meaning set out in Section 5.3;

“NYSE Amex” means the NYSE Amex LLC;

“Offered Securities” any equity securities, or securities convertible into equity securities, of the Company;

“Offering” shall have the meaning set out in Section 5.1;

“Offering Notice” shall have the meaning set out in Section 5.1;

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law;

“Participation Right” shall have the meaning set out in Section 5.2;

“Piggyback Registration” shall have the meaning set out in Section 2.2(a);

“Person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Entity;

“Registrable Securities” means any Common Shares acquired by the Investor pursuant to the Subscription Agreement or the exercise of a Participation Right;

“Registration” means the qualification under any of the Canadian Securities Acts of the distribution of Registrable Securities to the public in any or all of the provinces and territories of Canada, or the registration under the U.S. Securities Act of the distribution of Registrable Securities to the public in the United States, as applicable, and “Register” has a corresponding meaning;

“Registration Expenses” means all expenses incurred in connection with a Registration, including, without limiting the generality of the foregoing, the following:

(a)

all fees, discounts and commissions payable to any underwriter, investment bank, manager or agent and the fees and disbursements of counsel to any underwriter, investment bank, manager or agent in connection with the Registration;

(b)	all fees, disbursements and expenses of counsel and auditors to the Company;

(c)

all expenses incurred in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement or any other offering document and any amendments and supplements thereto and in connection with the mailing and delivering of copies thereof to any underwriters and dealers;

(d)	all filing fees of any Canadian Securities Commission or the SEC, as applicable;

(e)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Company in connection with a Registration;

(f)	all fees and expenses payable in connection with the listing of any Registrable Securities on each securities exchange or over the counter market on which the Common Shares are then listed;

(g)	all reasonable and actual expenses incurred by the Investor in connection with the Registration, including all reasonable fees, disbursements and expenses of the Investor’s counsel; and

(h)	all costs and expenses of the Company associated with the conduct of any “road show” related to such Registration;

“registration statement” means any registration statement of the Company filed under the U.S. Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, any amendments and supplements to such registration statement, all exhibits thereto and all material incorporated by reference into such registration statement;

“Request” shall have the meaning set out in Section 2.1(a);

“SEC” means the United States Securities and Exchange Commission;

“Securities Laws” means the Canadian Securities Acts, the U.S. Securities Act and the U.S. Exchange Act;

“Subscription Agreement” has the meaning set out in the recitals hereto;

“Subscription Shares” has the meaning set out in the recitals hereto;

“Transaction Agreements” shall have the meaning given to such term in the Subscription Agreement;

“TSX” means the Toronto Stock Exchange or any successor thereto;

“United States” means the United States of America as defined in Regulation S under the U.S. Securities Act;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same may hereafter be amended from time to time or replaced;

“Venture LP” shall have the meaning given to such term in the Subscription Agreement; and

“Venture LP Agreement” shall have the meaning given to such term in the Subscription Agreement.

1.2	Rules of Construction

                    Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)

any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to Canadian dollars;

(j)	all references to a percentage ownership of shares shall be calculated on a non-diluted basis;

(k)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(l)

references to “underwriter” include agents acting on an agency or best efforts basis, and references to “underwritten” offerings, issuances or distributions include offerings, issuances or distributions made on an agency or best efforts basis; and

(m)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

                    The Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter of intent dated February 24, 2012 and the confidentiality agreement between the Company and the Investor dated April 7, 2011. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the Transaction Agreements.

1.4	Time of Essence

                    Time shall be of the essence of this Agreement.

1.5	Governing Law and Submission to Jurisdiction

          (a) This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

          (b) Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6	Severability

                    If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.7	Calculation of Outstanding Common Shares

                    Common Shares issued pursuant to a Dilutive Event will not be considered to be “outstanding” when determining the Investor’s percentage ownership interest in the Company for purposes of the rights described in Sections 4.1(a), 5.1 and 6.1.

ARTICLE 2
REGISTRATION RIGHTS

2.1	Demand Registrations

          (a) The Investor may request the Company to use all commercially reasonable efforts to effect a Registration of all or part of its Common Shares (such Registration being hereinafter referred to as a “Demand Registration”). Any such request shall be made by notice in writing (a “Request”) to the Company and shall specify the number of Registrable Shares to be sold by the Investor.

          (b) The Investor may only effect three Demand Registrations in total and two in any twelve month period. For the purposes of this Section, a Demand Registration shall not be considered as having been effected until a receipt has been issued by one or more of the Canadian Securities Commissions for the (final) prospectus filed in connection with such Demand Registration, or the SEC has declared effective the registration statement filed in connection with such Demand Registration (or such registration statement has become effective as a matter of law), as applicable.

          (c) The Corporation shall not be obliged to effect a Demand Registration in the event the Board determines in its good faith judgment that either (A) the effect of the filing of a prospectus or registration statement would materially impede the ability of the Company to consummate a material financing, acquisition, corporate reorganization, merger or other material transaction involving the Company; or (B) there exists at the time material non-public information relating to the Company the disclosure of which the Company believes would be detrimental to the Company and the Company has bona fide business purposes for preserving such information as confidential (in either such case, a “Valid Business Reason”). In either case the Company’s obligations under this Section 2.1 will be deferred for a reasonable period of time (not to exceed 90 days) from the date of receipt of the Request, provided that the Company may not defer its obligations under this Section 2.1 more than twice in any twelve month period. The Company will give written notice of its determination to postpone filing and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. If the Company postpones the filing of a prospectus or registration statement pursuant to this Section 2.1(c) and if the Investor, at any time prior to receiving written notice that the Valid Business Reason for such postponement no longer exists, advises the Company in writing that it has determined to withdraw such Request for a Demand Registration, then such Demand Registration and the Request therefor will be deemed to be withdrawn and such Request will be deemed not to have been given for purposes of determining whether the Investor has exercised its right to a Demand Registration pursuant to this Section 2.1.

          (d) The Corporation shall not be obliged to effect a Demand Registration unless necessary to permit an offering of freely tradeable securities of the Company under the U.S. Securities Act.

          (e) The lead underwriter or underwriters for any offering in connection with a Demand Registration shall be mutually agreed to by the Investor and the Company, each acting reasonably.

          (f) The Company and the Investor each agree, in connection with any Demand Registration involving an underwritten offering, that they each will not, (a) without the prior written consent of the lead underwriter, for a reasonable period requested by any underwriter involved in such underwritten offering following the closing of a sale of Registrable Securities in accordance with a Demand Registration, not to exceed 90 days, issue or sell or agree to issue or sell Common Shares or securities convertible into or exercisable or exchangeable for Common Shares (other than pursuant to (i) contractual commitments that have been publicly disclosed by the Company prior to the date on which the Company received the Request in connection with such Demand Registration, (ii) equity compensation plans or (iii) the terms of convertible or exchangeable securities outstanding at the date of such Demand Registration; and other exceptions as may be agreed upon between the Company and the lead underwriter, each acting reasonably) or (b) file or announce the intention to file a prospectus or registration statement to qualify or register any Common Shares for distribution under Securities Laws until the date the preliminary prospectus or registration statement is filed for the underwritten offering in connection with the Demand Registration or until it is determined under Section 2.1(c) that no Demand Registration will be effected.

          (g) The Company shall be entitled to include for sale in any prospectus or registration statement filed pursuant to a Demand Registration any securities of the Company to be sold by the Company for its own account unless the underwriters advise the Company that the aggregate amount of securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering in which case the Company will include in such Demand Registration, to the extent of the amount that the underwriter believes may be sold without causing such material adverse effect, first the Registrable Securities requested to be included by the Investor and second, securities offered by the Company for its own account.

2.2	Request

Any request by the Investor pursuant to Section 2.1 hereof shall:

(a)	specify the number of Registrable Securities which it intends to offer and sell;

(b)	express the intention of the Investor to offer or cause the offering of such Registrable Securities;

(c)	describe the nature or methods of the proposed offer and sale thereof and the jurisdictions in which such offer shall be made;

(d)

contain the undertaking of the Investor and any applicable Affiliate thereof to provide all such information regarding its holdings and the proposed manner of distribution thereof as may be required in order to permit the Company to comply with all Securities Laws; and

(e)	specify whether such offer and sale shall be made by an underwritten public offering.

2.3	Piggyback Registrations

          (a) If the Company elects to proceed with the preparation and filing of a prospectus in Canada or a registration statement in the United States in connection with a proposed distribution of any of its securities, whether by the Company or any of its security holders, the Company shall give written notice thereof to the Investor as soon as practicable. In such event, the Investor shall be entitled, by notice in writing given to the Company within 10 Business Days after the receipt of any such notice by the Investor, unless such proposed distribution is on a bought deal basis, in which case the Investor shall deliver such request within three Business Days of such aforementioned notice, to request that the Company cause any or all of the Registrable Securities held by the Investor to be included in such prospectus or registration statement (such qualification being hereinafter referred to as a “Piggyback Registration”).

          (b) The Company shall include in each such Piggyback Registration all such Registrable Shares as directed by the Investor. Notwithstanding the foregoing if a Piggyback Registration is made in connection with a proposed distribution by the Company that, prior to such Piggyback Registration, is solely an underwritten treasury offering, the Company shall not be required to include all such Registrable Securities in any such distribution by the Company if the Company is advised in good faith and in writing by its lead underwriter or underwriters that the inclusion of all such Registrable Securities may, in their opinion, have a material adverse effect on the distribution or sales price of the securities being offered by the Company, in which case the number of Registrable Securities and the number of Shares of any other shareholder exercising such rights shall be reduced as necessary on a pro rata basis.

          (c) The Company may at any time prior to the issuance of a receipt for such final prospectus or the effectiveness of any such registration statement pursuant to which the securities are to be sold, at its sole discretion and without the consent of the Investor, withdraw such prospectus and registration statement and abandon the proposed distribution in which the Investor has requested to participate.

2.4	Registration Expenses

          (a) All Registration Expenses incurred in connection with any Demand Registration or Piggyback Registration shall be paid by the Company; provided, however, that the Investor shall pay all fees, discounts and commissions payable to any underwriter, investment bank, manager or agent and the fees and disbursements of counsel to any underwriter, investment bank, manager or agent in connection with the distribution of the Registrable Securities. For the avoidance of doubt, all fees, discounts and commissions payable to any underwriter, investment bank, manager or agent and the fees and disbursements of counsel to any underwriter, investment bank, manager or agent in connection with the distribution of the Registrable Securities shall be paid by the Investor and the Company pro rata according to the dollar value of Registrable Securities, on the one hand, and other securities, on the other hand, is of the total dollar value of the securities that are registered or qualified for distribution.

          (b) For greater certainty, in connection with any offering hereunder, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

2.5	Expiry of Registration Rights

                    The Demand Registration rights and Piggyback Registration rights granted to the Investor pursuant to this Article 2 shall terminate and be of no further force or effect at such time as the Investor no longer owns, directly or indirectly, Registrable Securities representing at least 7.5% of the outstanding Common Shares.

ARTICLE 3
REGISTRATION PROCEDURES

3.1	Procedures

                    Upon receipt of a Request or a notice from the Investor pursuant to Article 2, the Company shall use its commercially reasonable efforts to effect the Demand Registration or Piggyback Registration, as the case may be, and in particular, the Company shall:

(a)

prepare and file a preliminary prospectus or registration statement, as applicable, under and in compliance with the Securities Laws in each jurisdiction in which the Registration is to be effected and such other related documents as may be necessary to be filed in connection with such preliminary prospectus or registration statement and shall, (i) with respect to a Registration in Canada, prepare and file a prospectus and use its commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be necessary in order to qualify the securities being sold pursuant to such Registration, and/or (ii) with respect to a Registration in the United States, use its commercially reasonable efforts to cause such registration statement to be declared or become effective in order to register the offer and sale of the securities being offered pursuant such Registration (provided that, before filing all such documents referred to in this Section 3.1, the Company shall furnish to the counsel to the Investor copies thereof and otherwise comply with Section 3.2);

(b)

prepare and file such amendments and supplements to such preliminary prospectus and prospectus or registration statement, as applicable, as may be necessary to comply with the provisions of applicable Securities Laws with respect to the distribution of the Registrable Securities, and to take such steps as are necessary to maintain the qualification of such prospectus or the effectiveness of such registration statement until the time at which the distribution of the Registrable Securities sought to be sold is completed;

(c)

cause to be furnished to the Investor, the underwriter or underwriters of any offering (i) such number of copies of such preliminary prospectus, prospectus, registration statement and any amendments and supplements thereto (including any documents incorporated therein by reference) and such other customary documents, opinions, certificates, comfort letters and closing documents as the underwriters or the Investor may reasonably request;

(d)

immediately notify the Investor and underwriters of the occurrence of any event as a result of which the preliminary prospectus, prospectus or registration statement, as then in effect, might include an untrue statement of material fact or might omit any fact that is required to be stated or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made (other than facts or statements provided by the Investor);

(e)

comply with Securities Laws and the rules, regulations and policies of the TSX, the NYSE Amex and of any other stock exchange or over the counter market on which the Common Shares are then listed and/or traded;

(f)

in respect of any Demand Registration, enter into an underwriting agreement or similar such agreement with the underwriters for the offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and take all such other actions as are permitted by Law as the Investor or the underwriters reasonably request in order to expedite or facilitate the disposition of the Registrable Securities by the Investor; and

(g)	take all such other actions permitted by Law that the Investor or the underwriters, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities by the Investor.

3.2	Due Diligence

                    In connection with the preparation and filing of any preliminary prospectus, prospectus or registration statement as herein contemplated, the Company shall give the Investor, the underwriters, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto. The Company shall give the Investor and the underwriters such reasonable and customary access to the books and records of the Company and its subsidiaries and such reasonable and customary opportunities to discuss the business of the Company with its officers and auditors as shall be necessary in the reasonable opinion of the Investor, such underwriters and their respective counsel without undue disruption to the business of the Company. The Company shall cooperate with the Investor and its underwriters in the conduct of all reasonable and customary due diligence which the Investor, such underwriters and their respective counsel may require in order to conduct an investigation for purposes of establishing a due diligence defence as contemplated by the Canadian Securities Acts, and in order to enable such underwriters to execute the certificate required to be executed by them for inclusion in each such document where required.

3.3	Indemnification

                    In connection with any Demand Registration or Piggyback Registration, the Company and the Investor shall negotiate in good faith indemnification and contribution terms as are customarily contained in underwriting agreements relating to public offerings of securities by a selling shareholder.

ARTICLE 4
BOARD OF DIRECTORS

4.1	Board of Directors Nominees

          (a) For so long as the Investor owns directly or indirectly, 17.0% or more of the outstanding Common Shares, the Investor shall be entitled to designate two nominees (each an “Investor Nominee”), either of whom may be non-residents of Canada, for election or appointment to the Board and for so long as the Investor owns directly or indirectly, less than 17.0% of the outstanding Common Shares but 7.5% or more of the outstanding Common Shares, the Investor shall be entitled to designate one Investor Nominee for election or appointment to the Board, who may be non-resident of Canada.

          (b) On the date hereof, Zheng Liangjun and Tian Zejun, shall be appointed as the Investor Nominees to serve on the Board until the next annual meeting of the Company’s shareholders.

          (c) The Investor shall advise the Company of the identity of each Investor Nominee at least ten Business Days prior to the date on which proxy solicitation materials are to be mailed (as advised by the Company to the Investor) for purposes of any meeting of shareholders at which directors of the Company are to be elected. If the Investor does not advise the Company of the identity of any Investor Nominees prior to such deadline, then the Investor will be deemed to have nominated its incumbent nominees. The Company shall advise the Investor of the mailing date of any such proxy solicitation materials at least 20 Business Days prior to such date.

          (d) In the event that any Investor Nominee shall cease to serve as a director of the Company, whether due to such Investor Nominee’s death, disability, resignation or removal, the Company shall cause the Board to promptly appoint a replacement Investor Nominee designated by the Investor to fill the vacancy created by such death, disability, resignation or removal, provided that the Investor remains eligible to designate an Investor Nominee.

          (e) Following the appointment of the Investor Nominees, including any replacement Investor Nominees, the size of the Board shall remain at 12 directors.

4.2	Management to Endorse and Vote

                    The Company agrees that management of the Company shall, in respect of every meeting of the shareholders at which directors of the Company are to be elected, and at every reconvened meeting following an adjournment thereof or postponement thereof, endorse and recommend the Investor Nominees identified in the proxy materials for election to the Board, and shall vote their Common Shares and the Common Shares in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominees to the Board at every such meeting.

4.3	Directors’ Liability Insurance

                    The Investor Nominees shall be entitled to the benefit of any directors’ liability insurance or indemnity to which other directors of Company are entitled.

ARTICLE 5
PARTICIPATION RIGHT

5.1	Notice of Issuances

                    If the Company proposes to issue (the “Issuance”) any Offered Securities pursuant to a public offering, a private placement or otherwise (an “Offering”) at any time after the date hereof and provided that the Investor owns, directly or indirectly, at least 10.0% of the outstanding Common Shares immediately prior to such Issuance, the Company will, as soon as possible after the public announcement of the Issuance, but in any event on the date on which the

Company files a preliminary prospectus, registration statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities, and at least 10 Business Days prior to the expected completion date of the Issuance, give written notice of the Issuance (the “Offering Notice”) to the Investor including, to the extent known by the Company, full particulars of the Offering, including the number of Offered Securities, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering, the expected use of proceeds of the Offering and the expected closing date of the Offering.

5.2	Grant of Participation Right

                    The Company agrees that, subject to Section 5.3 and the receipt of all required regulatory approvals (including the approval of the TSX and the NYSE Amex), the Investor has the right (the “Participation Right”), upon receipt of an Offering Notice, to subscribe for and to be issued as part of an Offering at the subscription price per Offered Security pursuant to the Offering and otherwise on substantially the terms and conditions of the Offering:

(a)

in the case of an Offering of Common Shares, up to such number of Common Shares that will allow the Investor to maintain a percentage ownership interest in the outstanding Common Shares that is the same as the percentage ownership interest that it had immediately prior to completion of the Offering; and

(b)

in the case of an Offering of Offered Securities (other than Common Shares), up to such number of Offered Securities that will (assuming conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 5.2) allow the Investor to maintain a percentage equity ownership in the Company that is the same as the percentage equity ownership that it had immediately prior to the completion of the Offering.

5.3	Exercise Notice

                    If the Investor wishes to exercise the Participation Right, the Investor shall give written notice to the Company (the “Exercise Notice”) of the exercise of such right and of the number of Offered Securities, the Investor wishes to purchase within 10 Business Days after the date of receipt of an Offering Notice, or in the case of a public offering that is a “bought deal”, within three Business Days of receipt of an Offering Notice (the “Notice Period”), failing which the Investor will not be entitled to exercise the Participation Right in respect of such Offering or Issuance.

5.4	Issuance of Participation Right Offered Securities

          (a) If the Company receives an Exercise Notice from the Investor within the Notice Period, then the Company shall, subject to the receipt and continued effectiveness of all required approvals (including the approval(s) of the TSX, the NYSE Amex and any other stock exchange or over-the-counter market on which the Common Shares are then listed and/or traded and any required approvals under Securities Laws), which approvals the Company shall use all commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and having management and each member of the Board voting their Common Shares and all votes received by proxy in favour of the issuance of the Offered Securities to the Investor), issue to the Investor, against payment of the subscription price payable in respect thereof, that number of Common Shares or other Offered Securities, as applicable, set forth in the Exercise Notice.

          (b) If the Company is required by the TSX or otherwise to seek shareholder approval for the issuance of the Offered Securities to the Investor, then the Company shall call and hold a meeting of its shareholders to consider the issuance of the Offered Securities to the Investor as soon as reasonably practicable, and in any event such meeting shall be held within 60 days after the date that the Company is advised that it will require shareholder approval, provided however that (i) the Company may not close the Offering prior to obtaining shareholder approval, and (ii) if the shareholders of the Company vote against the issuance of the Offered Securities to the Investor, then the Company shall not be required to issue to the Investor, and the Investor shall not be entitled to receive, such Offered Securities.

5.5	Closing of Private Placement

                    The closing of any private placement in respect of which the Participation Right has been exercised by the Investor will take place on a date that is not later than 20 Business Days after the expiry of the Notice Period, unless all filings, notices, approvals (including shareholder approvals) and authorizations necessary to complete the closing of such private placement have not been made, given or obtained by that date, in which case the closing will be extended for such period as is determined by the Investor to be reasonably necessary to obtain the same, provided that, unless the parties otherwise agree, acting reasonably, the closing occurs within 45 days of the notice of the private placement or a notice of price protection in respect of that private placement being given to the TSX.

5.6	Issuances Not Subject to Participation Rights

                    Notwithstanding anything to the contrary contained herein, Sections 5.1 to 5.5 inclusive will not apply to any Issuances (a) for compensatory purposes to directors, officers, employees of or consultants to the Company and its Affiliates pursuant to compensation arrangements, or (b) pursuant to the exercise of existing convertible securities of the Company that have been issued or granted as of the date hereof (each such issuance of securities pursuant to paragraph (a) and (b) hereof being referred to as a “Dilutive Event”).

ARTICLE 6
COVENANTS

6.1	Information Rights

                    For as long as the Investor owns, directly or indirectly, at least 10.0% of the outstanding Common Shares, if the Company is not required to file, or does not file, with securities regulatory authorities or the TSX (or any other stock exchange or over-the-counter market on which the Common Shares are then listed and/or traded) interim and annual financial statements or similar filings pursuant to applicable Law, the Company shall furnish to the Investor (a) unaudited financial statements within 60 days after the end of each of the Company’s fiscal quarters (except year end), and (b) audited financial statements within 90 days after the Company’s fiscal year end.

6.2	Reporting Issuer Status and Listing of Common Shares

The Company shall use commercially reasonable efforts to:

(a)

maintain the Company’s status as a “reporting issuer” not in default under the applicable Securities Laws in the Provinces of British Columbia, Alberta and Ontario and the registration of its Common Shares under the U.S. Exchange Act; and

(b)

maintain the listing of the Common Shares on the TSX, the NYSE Amex and any other securities exchange, market or trading or quotation facility on which the Common Shares are now or become listed or quoted and to comply with the rules and regulations thereof, except to the extent that the Company participates in a merger, amalgamation, arrangement or other form of business combination transaction which results in the Company ceasing to be a “reporting issuer”.

6.3	Priority of Registration Rights

                    The Company shall not, without the prior written consent of the Investor, grant to any person registration or prospectus qualification rights or agree to register or qualify a prospectus or registration statement of any kind or nature with respect to any securities of the Company if such rights would have priority over or otherwise prejudice the registration rights granted to the Investor pursuant to this Agreement.

6.4	Approval of the Investor

Without the prior written approval of the Investor:

(a)	until the earlier of (i) the termination of the Venture LP Agreement pursuant to Section 3.4 thereof and (ii) the date of Commercial Production (as such term is defined in the Venture LP Agreement), the Company shall not undertake or agree to any material change in the nature of the business of the Company from the exploration, development and production of iron ore, including the termination of any part of the business of the Company or any proposed investment in a business that is materially different than the then existing business of the Company; and

(b)

other than in accordance with the terms of the Venture LP Agreement, prior to either the (i) termination of the Venture LP Agreement pursuant to Section 3.4 thereof or (ii) the date on which the Investor or its Affiliate contributes its Initial Capital Contribution (as such term is defined in the Venture LP Agreement) to the Venture LP, the Company will not Transfer (as such term is defined in the Venture LP Agreement) any interest in the Kami Project (as such term is defined in the Venture LP Agreement) or enter into any partnership, joint venture or other business arrangement with any third party that has the effect of transferring directly or indirectly, any interest in the Kami Project.

6.5	Contractual Hold for Subscription Shares

          (a) The Investor will not, and will not permit any Affiliate to, transfer any of the Subscription Shares, directly or indirectly (including by way of transfer by Hebei of ownership of Hebei Holdings), prior to December 31, 2013, except:

(i)	to an Affiliate;

(ii)

pursuant to one or more Piggyback Registrations in accordance with the terms hereof, provided that the Investor shall not dispose of more than 25% of the Subscription Shares, in the aggregate, pursuant to any such Piggyback Registrations;

(iii)	pursuant to a formal take-over bid, formal issuer bid, merger, reorganization or other business combination involving the Company;

(iv)	if the Investor has terminated the Venture LP Agreement pursuant to Section 3.4 thereof, and then, any such transfer may only occur after January 31, 2013; or

(v)	with the Company’s consent.

ARTICLE 7
MISCELLANEOUS

7.1	Investor

                    The rights of the Investor under this Agreement shall only be exercised on behalf of Hebei and Hebei Holdings, collectively, by Hebei, it being understood that certain actions may need to be taken in the name of Hebei Holdings as the registered holder of the Subscription Shares.

7.2	Notices

          (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Investor:

Hebei Iron & Steel Group Co., Ltd.
No.40 Yuhua West Road
Shijiazhuang, China
P.C.050000

Attention: Zheng Liangjun
Facsimile: 086 10 85 898292

with a copy to:

Davies Ward Phillips & Vineberg LLP
44th Floor 1 First Canadian Place
Toronto, ON M5X 1B1
Canada

Attention: Patricia Olasker
Facsimile: 416.863.0871

(ii)	in the case of the Company:

Alderon Iron Ore Corp.
Suite 250, 2000 McGill College Avenue,
Montreal, QC H3A 3H3
Canada

Attention: President
Facsimile: 514.281.5048

                    (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third

Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

                    (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 7.1.

7.3	Amendments and Waivers

                    No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.4	Assignment

                    No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Company, to an Affiliate of the Investor, provided that (i) any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Company a duly executed undertaking to such effect in form and substance satisfactory to the Company, acting reasonably, and (ii) where any rights of the Investor under this Agreement have been assigned, such rights shall only be exercised on behalf of all assignees and the Investor, collectively, by Hebei Iron & Steel Group Co., Ltd. (or any one permitted assignee designated by Hebei Iron & Steel Group Co., Ltd. to replace it in such capacity).

7.5	Successors and Assigns

                    This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

7.6	Expenses

                    Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

7.7	Further Assurances

                    Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

7.8	Right to Injuctive Relief

                    The Company agrees that any breach by it of the terms of this Agreement would result in immediate and irreparable injury and damage to the Investor for which the Investor could not be adequately compensated by damages. The Company therefore also agrees that in the event of any such breach or any anticipated or threatened breach by it, the Investor shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which the Investor may be entitled at law or in equity.

7.9	Counterparts

                    This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

                    IN WITNESS WHEREOF this Agreement has been executed by the parties.

HEBEI IRON & STEEL GROUP CO., LTD.

by

Name:
Title:

HBIS INTERNATIONAL HOLDING (LUXEMBOURG) CO. S.À R.L.

by

Name:
Title:

by

Name:
Title:

ALDERON IRON ORE CORP.

by

Name:
Title:

Investor Rights Agreement